SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this "Agreement") is entered into as of May 29, 2001, by and among Americomm Resources Corporation, a Delaware corporation (the "Company"), and Empire Petroleum Corporation, a Delaware corporation ("Empire"), and each of the persons listed on Exhibit A attached hereto (collectively referred to as "Shareholders").

RECITALS

A. The Shareholders own 100% of the issued and outstanding capital stock of Empire;

B. Empire and Shareholders wish to exchange 100% of the issued and outstanding shares of common stock of Empire (the "Empire Shares") for that number of shares of common stock of the Company set forth on Exhibit A attached hereto (the "Company Shares");

C. The Company desires to acquire the Empire Shares from the Shareholders in exchange for the Company Shares; and

D. The Company and Empire intend that the acquisition of the Empire Shares from Empire by the Company be a "tax free exchange" under the Internal Revenue Code of 1986.

AGREEMENT

In consideration of the foregoing recitals and the mutual promises, covenants and agreements contained herein, and intending to be legally bound the parties agree as follows:

ARTICLE 1

SHARE EXCHANGE/CLOSING

1.1 Transfer of Empire Shares by Shareholders. Subject to the terms and conditions of this Agreement, Shareholders agree to transfer and convey the Empire Shares and to deliver a certificate or certificates in the name of the Company evidencing the Empire Shares (the "Empire Certificates") to the Company at the Closing (defined below).

1.2 Acquisition of the Empire Shares by the Company. Subject to the terms and conditions of this Agreement, the Company agrees to acquire the Empire Shares from the Shareholders and to issue, convey, transfer and deliver to Shareholders at the Closing certificates evidencing the Company Shares. The Shareholders will receive the Company Shares set forth on Exhibit A next to the name of each Shareholder.

1.3 The Closing. The closing of the transactions contemplated hereby (the "Closing") will take place at the offices of the Company, 15 East 5th Street, Suite 4000, Tulsa, Oklahoma, on or before May 29, 2001, or as soon thereafter as all conditions set forth herein have been waived or satisfied.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF EMPIRE AND SHAREHOLDERS

Empire and Shareholders represent and warrant as follows:

2.1 Organization and Related Matters. Empire is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Empire has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business activities (the "Empire Business") as now conducted. Empire is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of the properties owned, leased or operated by it and the business transacted by it, requires such qualification or licensing, except where the failure to be so qualified or licensed could not have a material adverse effect on the Empire Business. True, correct and complete copies of the certificate of incorporation and bylaws, as amended, and minutes of meetings (or written consents in lieu of meetings) of the Board of Directors (and all committees thereof) and shareholders of Empire have been, or prior to the Closing will have been, delivered to the Company.

2.2 Due Authorization. Empire has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Empire of this Agreement has been, duly and validly approved and authorized by the Board of Directors of Empire and Shareholders, no other actions or proceedings on the part of Empire are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of Shareholders and Empire, enforceable in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors' rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.3 Consents and Approvals.

(a) No permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other person not a party to this Agreement is necessary in connection with the execution, delivery and performance by Shareholders and Empire of this Agreement or the consummation of the transactions contemplated hereby. "Governmental Authority" shall mean the government of the United States or any foreign country or any state or political subdivision thereof or any entity, body of authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(b) The execution, delivery and performance by shareholders and Empire of this Agreement does not and will not (A) violate any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority); (B) violate or conflict with, result in a breach or termination of, constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) or give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any mortgage, lien (except for any lien for taxes not yet due and payable), charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of Empire under any contract to which any of Shareholders or Empire is a party or by which Empire or any of its assets or properties is bound; (C) permit the acceleration of the maturity of any indebtedness of Empire or indebtedness secured by assets or properties of Empire ; or (D) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of Empire .

(c) Empire has obtained and is in compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (collectively, the "Permits") that are required for the complete operation of the business of Empire as currently operated, except for any Permits the absence of which would not result in a material adverse effect. All of the Permits are currently valid and in full force and, to Empire's knowledge, no revocation, cancellation or withdrawal thereof has been threatened. Empire has filed such timely and complete renewal applications as may be required with respect to the Permits. To Empire’s knowledge, the Permits, in their current state, will allow it to continue to operate its business in substantially the same manner as its business is currently operated.

2.4 Capitalization. The authorized capital stock of Empire consists of one thousand (1,000) shares of common stock. On the date hereof, there are issued and outstanding four hundred (400) shares of Empire common stock. All of the issued and outstanding shares of Empire common stock are validly issued, fully paid and non-assessable, and the issuance thereof was not subject to preemptive rights. There are no options, warrants, calls, conversion or other rights, or any agreements or commitments of any nature which obligate Empire to issue any additional shares of capital stock or any securities convertible into or exchangeable for any such shares of capital stock and no authorization therefor has been given. Empire has no subsidiaries and has no interest, direct or indirect, and has no commitment to purchase any interest, direct or indirect, in any corporation partnership, joint venture or other business enterprise or entity.

2.5 Financial Statements; Undisclosed Liabilities; Other Documents. For purposes of this Agreement, "Empire Financial Statements" shall mean the audited financial statements of Empire as of December 31, 2000 (including all notes thereto) and unaudited financial statements of Empire, consisting of a balance sheet dated as of March 31, 2001, which have been previously delivered to the Company. The Empire Financial Statements have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and present fairly the financial position, assets and liabilities of Empire as at the dates thereof and the revenues, expenses, results of operations and cash flows of Empire for the periods covered then ended (except in the case of the unaudited balance sheet as of March 31, 2001 for (i) any footnote disclosures that would be required under GAAP and (ii) any to normal year-end audit adjustments consistent with the requirements of GAAP). The Empire Financial Statements are in accordance with the books and records of Empire, do not reflect any transactions which are not bona fide transactions, and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading. The Empire Financial Statements make full and adequate disclosure of, and provision for, all obligations and liabilities of Empire as of the date thereof.

2.6 No Adverse Effects or Changes. Except as disclosed in or reflected in the Empire Financial Statements, or as contemplated by this Agreement, since December 31, 2000, Empire has not suffered any material adverse changes or suffered any damage, destruction or loss to any of its assets or properties (whether or not covered by insurance).

2.7 Absence of Undisclosed Liabilities. Empire has no liabilities except: (i) those liabilities reflected or reserved against on the face of the unaudited balance sheet of Empire as of March 31, 2001 provided to the Company and not heretofore paid or discharged in the ordinary course of business; (ii) liabilities arising in the ordinary course of business under any agreement, contract, commitment, lease or plan specifically set forth in Schedule 2.9 (or not required to be disclosed under Section 2.9 because of the term or amount involved); and (iii) current liabilities incurred in the ordinary course of business since March 31, 2001.

2.8 Conduct Since Balance Sheet Date. Since March 31, 2001, Empire has conducted its business only in the ordinary course of consistent with past practice and neither Empire nor the Shareholders has taken any action or permitted to occur any event described in Section 4.3(i)-(xv) of this Agreement.

2.9 Contracts and Commitments.

(a) Except for the Farmout Agreement to which Empire and the Company are parties and except as set forth in Schedule 2.9, Empire is not a party to (or otherwise bound by) any written or oral:

(i) agreement, contract or commitment for the future purchase of, or payment for, supplies or products, or for the performance of services by a third-party involving payments in excess of $10,000;

(ii) agreement, contract or commitment to sell or supply products or to perform services involving payments in excess of $10,000;

(iii) agreement, contract or commitment for any capital expenditure or leasehold improvement in excess of $10,000;

(iv) agreement, contract, or commitment for the sale or disposition of any assets involving payments in excess of $10,000;

(v) lease under which Empire is either lessor or lessee involving payments in excess of $10,000;

(vi) any other agreement, contract or commitment involving payments in excess of $10,000;

(vii) note, debenture, bond, letter of credit agreement, loan agreement or other contract or commitment for the borrowing or lending of money or agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the indebtedness of any other person or entity;

(viii) agreement, contract or commitment for a joint venture or other arrangement that has or is expected to involve a sharing of profits or expenses with other persons or entities;

(ix) agreement of indemnification in favor of any other person or entity; or

(x) any other agreement, contract or commitment not made in the ordinary course of business.

(b) Each of the agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings set forth in Schedule 2.9 (or not required to be listed thereon because of the terms thereof), is enforceable in accordance with its terms. Except as set forth in Schedule 2.9, Empire is, and, to Empire's knowledge, all other parties thereto are, in compliance with the provisions thereof and, to Empire's knowledge, no event has occurred which with or without the giving of notice or lapse of time, or both, would constitute a default thereunder. Empire has delivered to the Company true, correct and complete copies of each of the written, and a correct and complete summary of each of the oral, agreements, contracts, commitments, leases, plans and other instruments, documents and undertakings set forth in Schedule 2.9.

2.10 Tax Matters.

(a) Empire has duly filed all tax returns required to be filed by it under applicable law or filed appropriate extensions which have not yet expired and will file all tax returns required to be filed by it at or prior to the Closing under applicable law. All tax returns were in all material respects (and, as to tax returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis, or extended as permitted by law.

(b) Empire has, within the time and in the manner prescribed by law, paid all taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

(c) There are no tax liens upon the assets of Empire.

2.11 Legal Proceedings.

(a) There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations that have been initiated by or are pending or, to Shareholders’ and Empire’s knowledge, threatened against Empire or any of its officers or directors in their capacity as such, or any of their respective properties or businesses, and Shareholders and Empire are not aware of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing.

(b) There are no claims, actions, suits, proceedings, or investigations pending or, to Empire’s knowledge, threatened by or against Shareholders or Empire with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby, and Shareholders and Empire have no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

2.12 Compliance with Laws. Empire is not in default under any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which Empire is or was subject within the past two years or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters) to which Empire is or was subject within the past two years, except to the extent failure to comply would not have a material adverse effect. The Empire Business is being, and at the Closing will be, conducted in compliance with all applicable laws, ordinances, rules and regulations applicable to it (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters, except to the extent failure to comply would not have a material adverse effect).

2.13 Investment Representation.

(a) Shareholders are acquiring the Company Shares for their own account for investment purposes only and not with a view to or for sale in connection with the distribution thereof.

(b) Each of the Shareholders understands that the sale of the Company Shares to the Shareholders is intended to be exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by virtue of Section 4(2) of the Securities Act and applicable state securities laws. Each of the Shareholders understands that the Company Shares are not registered under the Securities Act or applicable state securities laws and such securities must be held indefinitely, unless the subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or an exemption from such registration is available. The Shareholders will not sell, hypothecate or otherwise transfer any or all of the Company Shares other than in accordance with the Securities Act and applicable state securities laws.

(c) Each of the Shareholders acknowledges that the certificates representing the Company Shares, and any substitutions or replacements thereof, may bear one or all of the following legends:

(i) "The shares represented by this certificate have not been registered under the Securities Act of l933, as amended, and may not be sold, hypothecated or otherwise transferred or disposed of in the absence of such registration, unless an exemption from the requirement of such registration is available under the circumstances at the time obtaining and the Company has received an opinion of counsel satisfactory to the Company to such effect."

(ii) Any legend required by the applicable securities laws of any state to the extent such laws are applicable to the certificate so legended.

(d) Each of the Shareholders represents and warrants that such Shareholder is either an "accredited investor" as that term is defined in Rule 501 promulgated under the Securities Act or such Shareholder, and each of its equity owners, if applicable, has substantial knowledge and experience in the oil and gas industry or in the making of investments of the type contemplated by this Agreement. Each of the Shareholders recognizes that an investment in the Company Shares involves a number of significant risks, including, without limitation, the risks inherent in oil and natural gas exploration and development, the Company's limited operating resources, the limited market in the Company's common stock and other risks described in the Company's Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the United States Securities and Exchange Commission (the "SEC"), copies of which have been provided to the Shareholders. Each of the Shareholders, or their respective agents or representatives, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company Shares.

2.14 No Changes in Charter Documents. No change will occur in the Certificate of Incorporation, Bylaws or other charter documents of Empire from the date hereof to the Closing Date.

2.15 Brokerage Fees. No person acting on behalf of Empire or Shareholders is or shall be entitled to any brokerage of finder's fee in connection with the transactions contemplated by this Agreement.

2.16 Accuracy of Information. The statements, representations and warranties contained herein are true and correct. None of the information expressly required by this Agreement to be supplied by or on behalf of Shareholders or Empire to the Company, or contained in this Agreement, did contain or will contain, at the respective times such information is or was delivered and as of the Closing, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If any of such information at any time subsequent to delivery and prior to Closing become untrue or misleading, in any material respect, Shareholders or Empire will promptly notify the Company in writing of such fact and the reason for such change. The copies of any documents attached as or referred to in Schedules of Empire to this Agreement, or otherwise delivered to the Company in connection with this Agreement, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to the understanding thereof in any respect.

2.17 Title to Empire Shares. Shareholders own beneficially and of record, free and clear of any lien, claim, right, charge, security interest, option or other encumbrance, and have full power and authority to convey free and clear of any lien, claim, right, charge, security interest, option or other encumbrance, the Empire Shares and, upon Closing, shall convey to the Company good and valid title thereto, free and clear of any lien or other encumbrance.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants as follows:

3.1 Organization and Related Matters. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all necessary corporate power and authority to carry on its business as now being conducted. The Company has the necessary corporate power and authority to execute, deliver and perform this Agreement and any related agreements to which it is a party.

3.2 Due Authorization. The execution, delivery and performance of this Agreement and any related agreements by the Company have been duly and validly authorized by the Board of Directors of Company and by all other necessary corporate action on the part of the Company. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its respective terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

3.3 No Conflicts. The execution, delivery and performance of this Agreement and any related agreements by the Company will not violate the provisions of, or constitute a breach or default whether upon lapse of time and/or the occurrence of any act or event or otherwise under (a) the certificate of incorporation or bylaws of the Company, (b) any law to which the Company is subject or (c) any contract to which the Company is a party that is material to the financial condition, results of operations or conduct of the business of the Company.

3.4 Capitalization. The authorized capital stock of Company consists of 50,000,000 shares of common stock. On the date hereof, there are issued and outstanding 16,984,574 shares of Company common stock on a fully diluted basis after giving effect to all outstanding options, warrants and other rights to purchase securities of the Company. All of the issued and outstanding shares of Company common stock are validly issued, fully paid and non-assessable, and the issuance thereof was not subject to preemptive rights. There are currently issued and outstanding options, warrants and other rights to purchase common stock of the Company as set forth on Exhibit 3.4 attached hereto and incorporated herein by this reference.

3.5 SEC Filings. Except as set forth on Schedule 3.5 attached hereto and made a part hereof, the Company has filed all reports, proxy statements, forms and other documents required to be filed with the SEC since inception and prior to the date of this Agreement ("the SEC Documents"). As of their respective dates (but taking into account any amendments to any such SEC Documents prior to the date of this Agreement), the SEC Documents filed by the Company since January 1, 2000 complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents.

3.6 Investment Representation. The Company is acquiring the Empire Shares from the Shareholders for the Company's own account, and not with a view to or for sale in connection with the distribution thereof.

3.7 Financial Statements; Changes; Contingencies.

(a) Audited Financial Statements. The Company has delivered to Empire and the Shareholders audited financial statements of Company as of December 31, 2000 and unaudited financial statements of the Company, consisting of a statement of assets and liabilities as of April 3, 2001. Except for the unaudited statement of assets and liabilities as of April 3, 2001, the financial statements have been examined by the Company’s auditors whose reports thereon are included with such financial statements. Financial statements have been prepared in conformity with GAAP applied on a consistent basis (except for changes, if any, disclosed therein) and except, in the case of the unaudited statement of assets and liabilities as of April 3, 2001 for (i) any footnote disclosures that would be required under GAAP and (ii) any normal adjustments in connection with year-end audit consistent with GAAP). Such statements present fairly the results of operations and cash flows (deficit) of the Company for the respective periods covered, and the balance sheets present fairly the financial condition of the Company as of their respective dates. The Company has made available to representatives of Empire and the Shareholders copies of each management letter or other letter delivered to the Company~~,~~ by its auditors in connection with such financial statements or relating to any review by the auditors of the internal controls of the Company, and has made available for inspection all reports and working papers produced or developed by the auditors or management in connection with their examination of such financial statements, as well as all such reports and working papers for prior periods for which any tax liability of the Company has not been finally determined or barred by applicable statutes of limitation.

(b) No Material Adverse Changes. Except as disclosed in the SEC Documents, there has not been, occurred or arisen, whether or not in the ordinary course of business any change in or event affecting the Company or the business of the Company that has had or may reasonably be expected to have a material adverse effect or any casualty, loss, damage or destruction (whether or not covered by insurance) or any material property of the Company.

3.8 Tax Matters.

(a) The Company has duly filed all tax returns required to be filed b y it under applicable law or filed appropriate extensions which have not yet expired and will file all tax returns required to be filed by it at or prior to the Closing under applicable law. All tax returns were in all material respects (and, as to tax returns not filed as of the date hereof, will be) true, complete and correct and filed on a timely basis, or extended as permitted by law.

(b) The Company has, within the time and in the manner prescribed by law, paid all taxes that are currently due and payable except for those contested in good faith and for which adequate reserves have been taken.

(c) There are no tax liens upon the assets of the Company.

3.9 Legal Proceedings.

(a) There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations that have been initiated by or are pending or, to the Company's knowledge, threatened against the Company or any of its officers or directors in their capacity as such, or any of their respective properties or businesses, and the Company is not aware of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing.

(b) There are no claims, actions, suits, proceedings, or investigations pending or, to the Company's knowledge, threatened by or against the Company with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby, and the Company has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

3.10 No Changes in Charter Documents. No change will occur in the Certificate of Incorporation, Bylaws or other charter documents of the Company from the date hereof to the Closing Date.

3.11 Brokerage Fees. No person acting on behalf of the Company is or shall be entitled to any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

3.12 Compliance with Law. The Company is not in default under any order of any court, Governmental Authority or other agency or arbitration board or tribunal to which the Company is or was subject within the past two years or in violation of any laws, ordinances, governmental rules or regulations (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters) to which the Company is or was subject within the past two years, except to the extent failure to comply would not have a material adverse effect. The Company's business is being, and at the Closing will be, conducted in compliance with all applicable laws, ordinances, rules and regulations applicable to it (including, but not limited to, those relating to environmental, safety, building, product safety or health standards or labor or employment matters, except to the extent failure to comply would not have a material adverse effect).

3.13 Full Disclosure. No representation or warranty made by the Company in this Agreement or pursuant hereto (a) contains any untrue statement of material fact; or (b) omits to state any material fact that is necessary to make the statements made, in light of the circumstances under which they are made, not false or misleading in any respect. The copies of documents attached as Schedules of the Company to this Agreement or otherwise delivered to Empire and the Shareholders by the Company in connection with this Agreement, are accurate and complete in all material respects, and are not missing any amendments, modifications, correspondence or other related papers which would be pertinent to the understanding thereof in any respect.

ARTICLE 4

COVENANTS WITH RESPECT TO CONDUCT

OF THE PARTIES PRIOR TO CLOSING

4.1 Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its best effort to take all action required of it to fulfill its obligations under the terms of this Agreement and to facilitate the consummation of the transactions contemplated hereby and thereby.

4.2 Access to Information and Facilities.

(a) From and after the date of this Agreement, Shareholders and Empire shall allow the Company and its representatives access during normal business hours to all of the facilities, properties, books, contracts, commitments and records of Empire and shall make the officers and employees of Empire available to the Company and its representatives as the Company or its representatives shall from time to time reasonably request. The Company and its representatives will be furnished with any and all information concerning Empire which the Company or its representatives reasonably request.

(b) From and after the date of this Agreement, the Company shall give Shareholders, Empire and their representatives access during normal business hours to all of the facilities, properties, books, contracts, commitments and records of the Company and shall make the officers and employees of the Company available to Shareholders, Empire and their representatives as Shareholders or Empire shall from time to time reasonably request. Shareholders, Empire and their representatives will be furnished with any and all information concerning the Company which Shareholders or Empire reasonably request.

4.3 Preservation of Business. From the date of this Agreement until the Closing, Empire and the Company shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to (a) preserve intact the present business organization of Empire and the Company; (b) preserve the good will and advantageous relationships of Empire and the Company, as the case may be, with employees and other persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of Shareholders, Empire and the Company, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of Shareholders, Empire and the Company, as the case may be, to be breached in any material respect. Without limiting the generality of the foregoing, prior to the Closing, neither Shareholders and Empire nor the Company will, without having obtained the prior written consent of the other parties:

(i) incur any obligation or enter into any contract which either (x) requires a payment by any party in excess of, or a series of payments which in the aggregate exceed, $10,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $10,000, or (y) has a term of, or requires the performance of any obligations by Empire or the Company, as the case may be, over a period in excess of, six months.

(ii) take any action, or enter into or authorize any contract or transaction other than in the ordinary course of business and consistent with past practice;

(iii) as applicable, sell, transfer, convey, assign or otherwise dispose of any of its assets or properties, except in the ordinary course of business;

(iv) waive, release or cancel any claims against third parties or debts owing to it, or any rights which have any value in an amount greater than $10,000 other than actions taken consistent with normal past business practices;

(v) make any changes in its accounting systems, policies, principles or practices;

(vi) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any shares of its capital stock or any other securities (except for the Company Shares to be issued pursuant to this Agreement and except for shares of Company common stock that may be issued upon exercise of outstanding options), or amend any of the terms of any such securities.

(vii) split, combine, or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities;

(viii) make any borrowings, incur any debt (other than trade payables in the ordinary course of business or equipment leases entered into in the ordinary course of business), or assume, guarantee, endorse or otherwise become liable (whether directly, contingently or otherwise) for the obligations of any other person other than a subsidiary, or make any unscheduled payment or repayment of principal in respect of any Long Term Debt. "Long Term Debt" shall mean the aggregate original principal amount (less any cash repayments of principal previously made) of, and any and all accrued interest on, all indebtedness with respect to borrowed money and all other obligations (or series of related obligations) to pay money with respect to extensions of credit, including capitalized lease and deferred compensation obligations, except indebtedness or obligations for which all installments are payable within six months from the date of the advancement of funds or extension of credit. The term "Long Term Debt" shall include any amount listed or to be listed as a current liability on financial statements which reflects the current portion or final installments of obligations originally reflected as noncurrent liabilities;

(ix) make any new loans, advances or capital contributions to, or new investments in, any other person other than to a subsidiary consistent with normal business practices;

(x) except as contemplated by this Agreement, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing other than actions taken in the ordinary course of business consistent with prior business practices;

(xi) except for capital expenditures contemplated by (xii) below, acquire, lease or encumber any assets outside the ordinary course of business or any assets which are material to its operations;

(xii) authorize or make any capital expenditures which individually or in the aggregate are in excess of $10,000 other than planned expenditures and other operations consistent with past business practices;

(xiii) make any tax election or settle or compromise any federal, state, local or foreign income tax liability, or waive or extend the statute of limitations in respect of any such taxes;

(xiv) pay or agree to pay any amount in settlement or compromise of any suits or claims of liability against it or its directors, officers, employees or agents in an amount more than $10,000; or

(xv) terminate, modify, amend or otherwise alter or change any of the terms or provisions of any contract other than in accordance with ordinary business practices, or pay any amount not required by law or by any contract in an amount more than $10,000.

4.4 Consents and Approvals.

(a) Shareholders and Empire shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance of this Agreement and the consummation of the transactions contemplated hereby. Shareholders and Empire shall make all filings, applications, statements and reports to all Governmental Authorities and other persons which are required to be made prior to the Closing by or on behalf of Empire pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

(b) The Company shall use reasonable commercial efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. The Company shall make all filings, applications, statements and reports to all Governmental Authorities and other persons which are required to be made prior to the Closing by or on behalf of Company pursuant to any applicable law or contract in connection with this Agreement and the transactions contemplated hereby.

4.5 Maintenance of Insurance. Empire shall continue to carry any existing insurance, and shall not allow any breach, default, termination or cancellation of such insurance policies or agreements to occur or exist.

4.6 Supplemental Information. From time to time prior to the Closing, Shareholders and Empire, on the one hand, and the Company, on the other hand, will promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth herein.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction or waiver by the Company of the following conditions precedent on or before the Closing:

5.1 Warranties True as of Both Present Date and Date of Closing. The representations and warranties of Shareholders and Empire contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true and correct in all material respects on and as of the Closing with the same force and effect as though made on and as of the Closing Date.

5.2 Compliance With Agreement and Covenants. Shareholders and Empire shall have performed and complied with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

5.3 Consents and Approvals. The Company shall have received written evidence satisfactory to them that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

5.4 Documents. Company shall have received all of the agreements, documents and items specified in Article 7 below.

5.5 No Material Adverse Change. Since the date hereof, no change in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Empire which is materially adverse to Empire shall have occurred.

ARTICLE 6

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS AND EMPIRE

The obligations of Shareholders and Empire under this Agreement are subject to the satisfaction or waiver by Shareholders and Empire of the following conditions precedent on or before the Closing:

6.1 Warranties True as of Both Present Date and Date of Closing. The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the date of this Agreement, and shall also be true and correct in all material respects on and as of the Closing with the same force and effect as though made by Company on and as of the Closing.

6.2 Compliance With Agreement and Covenants. The Company shall have performed and complied with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing.

6.3 Consents and Approvals. Shareholders and Empire shall have received written evidence satisfactory to them that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

6.4 Documents. Shareholders and Empire shall have received all of the agreements, documents and items specified in Article 7 below.

6.5 No Material Adverse Change. Since the date hereof, no change in the business, operations, assets, liabilities, results of operations, cash flows, condition (financial or otherwise) or prospects of Company which is materially adverse to Company shall have occurred.

ARTICLE 7

DELIVERIES AT CLOSING AND POST-CLOSING

7.1 Deliveries by Shareholders and Empire. At the Closing, in addition to any other documents or agreements required under this Agreement, Shareholders and Empire shall deliver to the Company the following:

(a) A certificate of the Secretary of Empire certifying resolutions of the Board of Directors and stockholders of Empire approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(b) The Certificate of Incorporation and the Bylaws of Empire, certified by the Secretary of Empire.

(c) A Certificate of Good Standing for Empire certified by the Secretary of State of Delaware.

(d) A legal opinion from Resch Polster Alpert & Berger LLP in form and substance acceptable to the Company.

(e) Share certificates evidencing the Empire Shares duly executed, or with duly executed assignments permitting valid transfer to the Company.

(f) Such other certificate or documents as may be reasonably requested by the Company to effect or evidence the transaction contemplated hereunder.

7.2 Deliveries by the Company. A t the Closing, in addition to any other documents or agreements required under this Agreement, the Company shall deliver to Shareholders and Empire the following:

(a) A certificate of the Secretary and Chief Executive of Company certifying resolutions of the Board of Directors of the Company which (i) approved and authorized the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated; (ii) appoint or appointed John P. McGrain and Thomas Jacobsen as directors of the Company and accept or accepted the resignation of George Plewes as director of the Company all to be effective as of the Closing; and (iii) which appoint the following persons to the executive positions indicated below:

Name	Position
John P. McGrain	Chairman and Chief Executive Officer
Thomas Jacobsen	President
Lynn W. Thurlow	Chief Financial Officer and Secretary

(b) The Certificate of Incorporation and the Bylaws of Company, certified by the Secretary of Company.

(c) A Certificate of Good Standing for the Company certified by the Secretary of State of Delaware.

(d) A legal opinion from Crowe & Dunlevy, counsel to the Company in form and substance acceptable to Empire.

(e) Share certificates evidencing the Company Shares duly registered in the names of the Shareholders in the amounts set forth next to their respective names on Exhibit A.

(f) Such other certificates or documents as may be reasonably requested by Empire to effect or evidence the transaction contemplated hereunder.

ARTICLE 8

TERMINATION

8.1 Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date, as follows:

(a) With the mutual consent of all parties hereto;

(b) By either party hereto if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated hereby and such order, decree, ruling or other action shall have become final and nonappealable;

8.2 Effect of Termination. If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties hereunder shall terminate, except that no such termination shall relieve any party from liability for any prior willful breach of this Agreement.

ARTICLE 9

INDEMNIFICATION

9.1 Obligations of the Company. The Company shall indemnify and hold harmless Shareholders, Empire, and its respective directors, officers, employees, affiliates, agents and assigns from and against any and all losses of Shareholders or Empire, directly or indirectly, as a result of, or based upon or arising from any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by the Company in or pursuant to this Agreement; provided, however, that the Company shall not be obligated to pay any such amounts unless and until such amounts exceed $50,000. If such amounts exceed $50,000, then the Company shall be obligated to pay all of such amounts from the first dollar, irrespective of the $50,000 threshold.

9.2 Obligations of Shareholders and Empire.

(a) Indemnification by Shareholders as to Title to, and Transferability of, the Shares. Shareholders and each of them hereby agree to indemnify, defend and hold harmless the Company and every subsidiary and affiliate of the Company, and every officer, director, shareholder, employee and agent of Company and every such subsidiary and affiliate, and the successors and assigns of each of them, from any and all claims, liabilities, losses, damages (including without limitation incidental, consequential and punitive damages), costs and expenses, including court costs, reasonable attorneys' fees, reasonable accountant's fees investigative fees, expert witness fees and the costs associated therewith, arising out of or relating to the failure of Shareholders and each of them to transfer and deliver to the Company good and marketable title to the Empire Shares immediately prior to Closing, free and clear of any and all adverse interests.

(b) Indemnification by Empire. John P. McGrain ("McGrain") hereby agrees to indemnify, defend and hold harmless the Company and every subsidiary and affiliate of the Company, and every officer, director, shareholder employee and agent of the Company and every such subsidiary and affiliate, and the successors and assigns of each of them, from any and all claims, liabilities, losses, damages (including without limitation incidental, consequential and punitive damages), costs and expenses, including court costs, reasonable attorneys' fees, reasonable accountant's fees, investigative fees, expert witness fees and the costs associated therewith, arising out of or relating to (i) any untruth, inaccuracy or misrepresentation or breach of any of the representations, warranties, covenants or agreements made by Shareholders or Empire in this Agreement; (ii) any failure of Shareholders or Empire to perform or observe any term, provision, covenant, obligation, agreement or condition on the part of Shareholders or Empire to be performed or observed pursuant to the terms of this Agreement; and (iii) any misrepresentation by Shareholders or Empire in, or omission from, any statement, certificate, Schedule, Exhibit or other document prepared or furnished by Shareholders or Empire pursuant to the terms of this Agreement (iv), any claims or liabilities of any kind or nature which arise out of, result from, or are related to the operations, ownership, conduct, activities or failure to act of any party associated with Shareholders, Empire or any of Empire’s affiliates prior to or on the Closing, irrespective of the date that any claim, suit or other cause of action related to any of the foregoing is filed or otherwise instituted against Shareholders or Empire, without limitation, claims or liabilities related to actual, potential or inchoate security interests, liens, claims, obligations or encumbrances involving the business of Empire. However, anything in this Article 9 or elsewhere in this Agreement to the contrary notwithstanding, the obligations of McGrain to pay any amounts pursuant to this Section 9.2(b) shall be subject to the following limitations. McGrain shall not be obligated to pay any amounts pursuant to this Section 9.2(b) unless and until such amounts exceed $50,000. If such amounts exceed $50,000, then McGrain shall be obligated to pay only such amounts that are in excess of $50,000. In addition, in no event shall McGrain be obligated to pay any amounts pursuant to this Section 9.2(b) which exceed the value of 250,000 Company Shares (subject to proportionate adjustment in connection with any stock dividend, stock split, recapitalization, merger, consolidation or similar transaction affecting the common stock) taken at the applicable Market Price (as defined below) on any respective Claim Determination Date (as defined below). The term "Market Price" means the average of the closing sale prices of the Company's common stock as reported on the over-the-counter bulletin board or other national consolidated trading system or securities exchange on which the common stock is then listed for the ten trading days immediately preceding the Claim Determination Date. The term "Claim Determination Date" means the date on which any claim is accepted by mutual agreement of McGrain and the claiming party or the date on which any order of a court of competent jurisdiction requiring McGrain to pay any such amount becomes final and non-appealable. Any claim pursuant to this Section 9.2(b) may be paid by McGrain by surrender to the Company of Company Shares (which shall be valued for such purpose at the applicable Market Price on the Claim Determination Date), by payment of cash or by a combination of both, at McGrain's option. For example, if the Company asserted a valid claim under this Section 9.2(b) for $60,000, McGrain would be obligated to pay $10,000. If the Market Price on the Claim Determination Date was $1.00 per share of common stock and if McGrain elected to pay such amount one-half in cash and one-half in Company shares valued at the Market Price, McGrain would pay $5,000 and surrender 5,000 Company Shares to the Company and McGrain's remaining obligations under this Section 9.2(b) would be limited to any claims not exceeding the value of the 240,000 Company Shares (subject to proportionate adjustment as described above) taken at the applicable Market Price on any respective Claim Determination Date.

9.3 Time Limitations. Any claims for payments of amounts pursuant to Section 9.1 must be asserted by written notice from the claiming party to the Company not later than the date that is twenty-four months after the Closing. Any claims for payments of amounts pursuant to Section 9.2(b) must be asserted by written notice from the claiming party to McGrain not later than the date that is twelve months after the Closing.

Article 10

MISCELLANEOUS

10.1 Survival of Representations and Warranties. All representations and warranties hereunder of Empire and the Shareholders shall survive the Closing for a period not to exceed twelve months thereafter. All representations and warranties hereunder of the Company shall survive the Closing for a period not to exceed twenty-four months thereafter.

10.2 Amendments; Waivers. This Agreement and any schedule or exhibit attached hereto may be amended only by agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

10.3 Schedules; Exhibits; Integration. Each schedule and exhibit delivered pursuant to the terms of this Agreement shall be in writing and shall constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such schedules and exhibits, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

10.4 Best Efforts; Further Assurances. Except as otherwise expressly provided herein, each party will use its best efforts to cause all conditions to its obligations hereunder to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be effected substantially in accordance with its terms as soon as reasonably practicable. The parties shall cooperate with each other in such actions and in securing requisite approvals. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request of the other to consummate or implement the transactions contemplated hereby or to evidence such events or matters.

10.5 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in such State without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or governed by the law of the jurisdiction of organization of the respective parties.

10.6 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable without the prior written consent of all parties.

10.7 Headings. The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

10.8 Counterparts. This Agreement any amendment hereto or any other agreement (or document) delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement (or other document) and shall become effective (unless otherwise provided therein) when one or more counterparts have been signed by each party and delivered to the other party.

10.9 Publicity and Reports. Shareholders and Empire and the Company shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without consulting with the other party except to the extent that a particular action is required by applicable law or stock exchange or regulatory policy.

10.10 Confidentiality. All information disclosed in writing by any party (or its representatives) in connection with the transactions contemplated by this Agreement to any other party (or its representatives) shall be kept confidential by such other party and its representatives and shall not be used by any such persons other than as contemplated by this Agreement, except to the extent that such information or disclosure (i) was known by the recipient when received, (ii) is or hereafter becomes lawfully obtainable from other sources, (iii) is necessary or appropriate to disclose to a Governmental Authority or stock exchange having jurisdiction over the parties, or (iv) may otherwise be required by law. If this Agreement is terminated in accordance with its terms, each party shall use all reasonable efforts to return upon written request from the other party all documents (and reproductions thereof) received by it or its representatives from such other party (and, in the case of reproductions, all such reproductions made by the receiving party) that include information not within the exceptions contained in the first sentence of this Section 10.10, unless the recipients provide assurances reasonably satisfactory to the requesting party that such documents have been destroyed.

10.11 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of each party, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement is intended to relieve or discharge the obligation of any third person to any party to this Agreement.

10.12 Notices. Any notice or other communication hereunder must be given in writing and (a) delivered in person, (b) transmitted by facsimile or other telecommunications mechanism or (c) mailed by certified or registered mail, postage prepaid, receipt request, as follows:

If to the Company:

Albert E. Whitehead

Americomm Resources Corporation

15 E. 5th Street

Suite 4000

Tulsa, Oklahoma 74103-4346

Telephone: (918) 587-8093

Facsimile: (918) 587-1883

With a copy not constituting notice to:

J. Bradford Hammond, Esq.

Crowe & Dunlevy

321 South Boston Avenue

Tulsa, Oklahoma 74103-3313

Telephone: (918) 592-9814

Facsimile: (918) 599-6337

If to Shareholders and Empire :

Randall M. Gates

Empire Petroleum Corporation.

28128 Pacific Coast Highway

Suite 221

Malibu, California 90265

Telephone: (310) 457-9862

Facsimile: (209) 396-9155

With a copy not constituting notice to:

Aaron A. Grunfeld, Esq.

Resch Polster Alpert & Berger LLP

10390 Santa Monica Boulevard, Fourth Floor

Los Angeles, California 90025

Telephone: (310) 277-8300

Facsimile: (310) 553-3209

or to such other address or to such other person as either party shall have last designated by such notice to the other party. Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 10.12 and an appropriate answer back is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at such address.

10.13 Expenses. The parties shall each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the transactions contemplated hereby, including but not limited to the fees, expenses and disbursements of their respective advisors, accountants and counsel.

10.14 Remedies; Waiver. All rights and remedies existing under this Agreement and any related agreements or documents are cumulative to and not exclusive of, any rights or remedies otherwise available. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof, nor shall any single or partial exercise preclude any further or other exercise of such or any other right.

10.15 Attorney Fees. In the event of any Action for the breach of this Agreement or misrepresentation by any party, the prevailing party shall be entitled to reasonable attorney's fees, costs and expenses incurred in connection with such action.

10.16 Knowledge Convention. Whenever any statement herein or in any schedule, exhibit, certificate or other documents delivered to any party pursuant to this Agreement is made "to its knowledge" or "to its best knowledge" or words of similar intent or effect of any party or its representative, such person shall make such statement only after conducting a diligent investigation of the subject matter thereof, and each statement shall be deemed to include a representation that such investigation has been conducted.

10.17 Representation by Counsel; Interpretation. Shareholders, Empire and the Company each acknowledge that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law, including but not limited to Section 1654 of the California Civil Code or any similarly drafted provision of any law or statute in Delaware or other jurisdiction, or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the parties hereto .

10.18 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable by any Governmental Authority, the remaining provisions of this Agreement to the extent permitted by law shall remain in full force and effect provided that the economic and legal substance of the transactions contemplated is not affected in any manner materially adverse to any party.

10.19 Retention of Tulsa Offices. The Company shall, unless otherwise consented to in writing by Albert E. Whitehead, retain its Tulsa, Oklahoma offices from the Closing Date until May 31, 2002 and shall pay the related operating expenses up to $7,819.79 per month.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

AMERICOMM RESOURCES CORPORATION, a Delaware corporation By Albert E. Whitehead, Chief Executive Officer
EMPIRE PETROLEUM CORPORATION, a Delaware corporation By: John P. McGrain, Chief Executive Officer
SHAREHOLDERS
Randall M. Gates
Michael Schnieder
Aaron A. Grunfeld
Russell Family Trust
Lana M. Tenney
Lisa A. Kirby
Jack Wright
John P. McGrain
Patrick Williams Advisors, Ltd.
825804 Alberta Ltd.
Sage Exploration, Inc.
Lynnco Properties Ltd.
Thomas J. Jacobsen
Six Pack Investments Inc.

EXHIBIT A

	Number of Empire Shares Owned	Number of Company Shares Received on Closing
Randall M. Gates	7.5000	140,481
Michael Schnieder	7.5000	140,481
Aaron A. Grunfeld	10.0000	187,309
Russell Family Trust	10.0000	187,309
Lana M. Tenney	10.0000	187,309
Lisa M. Kirby	36.7310	688,004
Jack Wright	7.5000	140,482
John P. McGrain	100.0000	1,873,088
Patrick Wiliams Advisors Ltd.	10.7690	201,713
825804 Alberta Ltd.	77.8948	1,459,038
Sage Exploration, Inc.	36.4912	683,512
Lynnco Properties Ltd.	19.6491	368,045
Thomas J. Jacobsen	32.9825	617,791
Six Pack Investments Inc.	32.9824	617,789
Totals:	400.0000	7,492,351

EXHIBIT 3.4

Stock Option Schedule
Name Option	Year Granted	Shares Under Option	Expiration Date	Option Price
Thomas R. Bradley	1995	66,666	06/14/05	$0.65625
Thomas R. Bradley	1996	200,000	10/11/06	0.6875
Gale L. Staton	1996	10,000	11/28/06	0.53125
Thomas R. Bradley	1998	100,000	07/09/08	1.375
George H. Plewes	1998	100,000	07/09/08	1.375
John C. Kinard	1998	100,000	07/09/08	1.375
Albert E. Whitehead	1998	100,000	07/09/08	1.375
Thomas L. Thompson	2000	25,000	03/15/10	0.4370
Thomas R. Bradley	2000	70,000	03/15/10	0.4370
John C. Kinard	2000	70,000	03/15/10	0.4370
George H. Plewes	2000	70,000	03/15/10	0.4370
Albert E. Whitehead	2000	70,000	03/15/10	0.4370
Total:		981,666

SCHEDULE 2.9

Empire is a party to an agreement dated March 14, 2001 with HDL Investments Inc. which provides for a sub-lease of certain office space in Calgary, Alberta, Canada for a period of five years commencing May 1, 2001 and expiring April 30, 2006. The monthly rental is $3,733.33.

SCHEDULE 3.5

The Company did not hold an annual meeting of shareholders during 2000 and as a result did not file a definitive proxy statement with the Securities and Exchange Commission in connection therewith.